UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 31, 2009
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	001-11690	34-1723097

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 755-5500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective December 31, 2009, Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), amended and restated its 2002 and 2004 equity-based award plans (the “Original Plans”) in the form of the Amended and Restated 2002 Developers Diversified Realty Corporation Equity-Based Award Plan (Amended and Restated as of December 31, 2009) (the “Amended and Restated 2002 Equity Plan”) and the Amended and Restated 2004 Developers Diversified Realty Corporation Equity-Based Award Plan (Amended and Restated as of December 31, 2009) (the “Amended and Restated 2004 Equity Plan” and, together with the Amended and Restated 2002 Equity Plan, the “Amended and Restated Equity Plans”). The Original Plans were amended and restated to bring those plans into closer conformity with the provisions of Amended and Restated 2008 Developers Diversified Realty Corporation Equity-Based Award Plan (Amended and Restated as of June 25, 2009) (the “2008 Equity Plan”), which was approved by the Company’s shareholders at the Company’s 2009 Annual Meeting on June 25, 2009.
     In general, the Amended and Restated Equity Plans made the following substantive changes to the Original Plans:
•	Conformed the definitions and form and timing of payment provisions, and added and conformed Internal Revenue Code Section 409A provisions, in the Amended and Restated Equity Plans with those in the 2008 Equity Plan;

•	Clarified that all members of the Board committee administering the Amended and Restated Equity Plans must be independent directors;

•	Provided that the following common shares will not be added back to the common shares reserved and available for awards: (1) common shares tendered or withheld in payment of a stock option’s exercise price or in satisfaction of tax withholding obligations; (2) common shares subject to a share appreciation right (“SAR”) that are not actually issued when the SAR is settled in stock; or (3) common shares repurchased in the open market or otherwise with the cash received from a stock option holder in payment of the stock option’s exercise price;

•	Clarified that incentive stock options may only be granted to employees that meet the requirements for such awards under the Internal Revenue Code and that, subject to adjustment in certain circumstances, the Company will not issue more than an aggregate of 3,100,000 common shares under the Amended and Restated 2002 Equity Plan (2,500,000 common shares under the Amended and Restated 2004 Equity Plan) upon the exercise of incentive stock options;

•	Clarified the forms of consideration that may be paid in the exercise of stock options;

•	Provided that in no event will any award granted under the Amended and Restated Equity Plans be transferred for value;

•	Clarified that, without shareholder approval, the Company will not engage in the following “repricing” activities with respect to stock options or SARs: (1) amend the terms of outstanding stock options or SARs to reduce the applicable option price; and (2) except in connection with certain corporate transactions or events described in the Amended and Restated Equity Plans, cancel any outstanding stock options or SARs in exchange for other awards, stock options or SARs with an applicable option price that is less than the original option price, or cash. This prohibition is not intended to prohibit certain adjustments or payments provided for under the Amended and Restated Equity Plans, but the prohibition may not be amended without approval by the shareholders;

•	Provided that: (1) dividend equivalent rights, dividends, dividend equivalents and other distributions will not be granted with respect to or paid on stock options or SARs; and (2) to the extent that performance-based restricted shares, deferred shares, other share-based awards and dividend equivalent rights have not been earned, dividends or other distributions on such unearned performance-based restricted shares, deferred shares, other share-based awards and dividend equivalent rights must be deferred and deemed reinvested in additional performance-based awards until the underlying performance-based awards have either been earned or forfeited;

•	Eliminated the concept and definition of a “Potential Change in Control” and revised the definition of “Change in Control” to (1) provide that a change in control occurs upon, among other things, the consummation of a consolidation or merger in which the Company does not survive, the sale of substantially all of the Company’s assets, or the Company’s liquidation or dissolution (rather than Board or shareholder approval of a consolidation, merger, sale of assets or liquidation or dissolution); and (2) clarify the circumstances under which a change in control would be triggered by a turn-over of the majority of the Company’s Board within any two-year period; and

•	Included a definition of “409A Change in Control” in the Amended and Restated Equity Plans that conforms to the definition used in the 2008 Equity Plan.
     Additionally, consistent with the Company’s previous disclosure in Current Reports on Form 8-K filed on August 3, 2009 and November 9, 2009, Daniel B. Hurwitz received a promotion equity award of 160,000 restricted shares on January 1, 2010 upon assuming the duties of Chief Executive Officer (the “Promotion Award”). Mr. Hurwitz continues to serve as President and as a director of the Company. Mr. Hurwitz did not receive any cash compensation in conjunction with assuming the duties of Chief Executive Officer. Mr. Hurwitz will continue to receive compensation during the remaining three-year term of his July 29, 2009 employment agreement pursuant to the terms specified in the employment agreement.
     The Promotion Award vests in annual 20% increments beginning on January 1, 2010 and on each of January 1, 2011, 2012, 2013 and 2014. The Promotion Award is subject to accelerated vesting upon death, disability or Mr. Hurwitz’s termination without cause within two years following a change in control of the Company, and is subject to continued vesting upon a termination without cause under other circumstances or at the end of the term of his employment agreement, as previously disclosed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Joan U. Allgood
	Name:	Joan U. Allgood
	Title:	Executive Vice President — Corporate Transactions and Governance

Date: January 5, 2010